Exhibit 10.23
CARDIOVASCULAR SYSTEMS, INC.
SUMMARY OF CALENDAR 2008
EXECUTIVE OFFICER ANNUAL CASH INCENTIVE COMPENSATION
For calendar 2008, our executive officers are eligible to receive annual cash incentive compensation with target bonus levels ranging from 20% to 50% of their yearly base salary. Participants are eligible to earn 50% to 150% of their target bonus amount depending upon the company’s performance relative to the bonus plan criteria. The annual cash incentive plan is designed to reward the executive officers for achieving and surpassing company financial goals, including revenues and gross margin, set by the compensation committee and board of directors.

Name	Target %	Target Bonus
David L. Martin	50%	$197,500
President, Chief Executive Officer, Interim Chief Financial Officer and Director
James E. Flaherty	40%	$87,200
Chief Administrative Officer
Robert J. Thatcher	40%	$87,200
Executive Vice President
Paul Koehn	40%	$70,620
Vice President of Manufacturing
Brian Doughty	20%	$38,520
Vice President of Marketing
Paul Tyska(1)	40%	$80,000
Vice President of Business Development
Michael J. Kallok, Ph.D.	40%	$102,000
Chief Scientific Officer and Director
John Borrell(1)	40%	$80,000
Vice President of Sales

(1)	The Vice President of Business Development and Vice President of Sales will also be paid sales commissions on a monthly basis. The amount of each such commission will be determined according to a formula based on sales levels.